Exhibit 99.1
                             [Bestfoods Letterhead]


         Contact   Hanes A. Heller (201) 894-2381
                   Vice President, General Counsel, and Secretary

                                                                [Bestfoods Logo]


                 BESTFOODS ANNOUNCES NEW SHAREHOLDER RIGHTS PLAN




     ENGLEWOOD CLIFFS, NJ, November 18, 1998 - The Bestfoods Board of Directors approved the redemption of the currently outstanding stock purchase rights under its 1991 Shareholder Rights Plan and established a new Shareholder Rights Plan. The new Rights Plan, to be effective on January 4, 1999, will have a term of 10 years and the exercise price of the rights will be $200 per right. Other principal features of the Plan are unchanged from the existing one. The old rights will be redeemed and one new right for each share of common stock will be distributed on January 25, 1999, as a dividend to all shareholders of record on January 4, 1999. The new rights will attach to and trade with each outstanding share of common stock. The new Rights Plan will be reviewed periodically by the Board's newly-formed Corporate Governance Committee to ensure that it continues to serve the best interests of Bestfoods shareholders.



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ABOUT BESTFOODS: Bestfoods, formerly CPC International Inc., is among the largest U.S. food companies, with sales of $8.4 billion in 1997. Best known among Bestfoods' U.S. products are: Hellmann's and Best Foods mayonnaise and dressings; Mazola corn oil and margarine; Skippy peanut butter; Knorr soups, sauces, and bouillons; Entenmann's sweet baked products; Thomas' English muffins; Arnold, Brownberry, Freihofer's, and Oroweat breads; Boboli pizza crusts; Mueller's pasta; and Karo syrup. Bestfoods' global Knorr brand comprises one of the world's most extensive lines of products. Bestfoods is one of the nation's most international food companies, with operations in more than 60 countries and products marketed in 110 countries. For more information about Bestfoods, visit the company's Web site on the Internet at: http://www.bestfoods.com.